UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2006

DIVIDEND CAPITAL TRUST INC.

(Exact name of registrant as specified in its charter)

Maryland	000-50724	82-0538520
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 17th Street, Suite 1700

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

Purchase of a portfolio of bulk distribution, light industrial and service center buildings

On May 16, 2006, we filed a Form 8-K with regard to our entry into a purchase agreement dated May 10, 2006 (the “Agreement”) to acquire a portfolio of 79 bulk distribution, light industrial and service center buildings comprising approximately 7.9 million square feet located in the following eight markets: Atlanta, Baltimore, Charlotte, Cincinnati, Dallas, Miami, Orlando and San Francisco (collectively, “Cal TIA”). Pursuant to the Agreement, on June 9, 2006, we acquired a fee interest in 78 of the 79 buildings in Cal TIA, as well as a land parcel comprising 9.2 acres located in the Orlando market, for a total estimated cost of approximately $500.7 million (which includes an acquisition fee of $4.9 million that is payable to Dividend Capital Advisors LLC, our advisor), which was funded using our existing cash balances, net proceeds from our partnership’s private placement and debt proceeds of approximately $387.0 million. Such debt proceeds consist of borrowings from our existing senior unsecured revolving credit facility in the amount of $112.0 million and the issuance of $275.0 million of unsecured debt. Our issuance of $275.0 million of unsecured debt is more fully described below in Item 2.03 of this Form 8-K.

Our acquisition of the remaining building in Cal TIA, which comprises 19,100 square feet and is located in the San Francisco market, is contingent upon the election of the building’s current tenant not to exercise a purchase option to acquire the building. Pursuant to this purchase option, the tenant has until September 7, 2006 to acquire the building. If the tenant elects not to exercise its purchase option, we anticipate that we will acquire this remaining building within thirty days of receiving notice from the sellers that such option has not been exercised for a purchase price of approximately $2.4 million.

The table below provides the number of buildings, total square feet and other occupancy information by market with respect to the acquired portfolio of buildings as of June 9, 2006.

Market	Buildings	Total Square Feet	Occupancy	Occupied Square Feet
ATLANTA	9	1,146,169	97.9%	1,121,782
BALTIMORE	3	278,519	96.2%	268,038
CHARLOTTE	7	1,051,144	72.0%	756,942
CINCINNATI	18	796,413	93.0%	741,175
DALLAS	5	1,828,183	97.5%	1,782,775
MIAMI	3	411,009	89.9%	369,661
ORLANDO	10	859,094	89.6%	769,707
SAN FRANCISCO	23	1,499,524	96.2%	1,442,868

TOTAL PORTFOLIO	78	7,870,055	92.2%	7,252,948

We acquired the portfolio of 78 buildings and the land parcel referred to above from an unrelated joint venture between TIAA-CREF and RREEF. Specifically, the Agreement names the following subsidiaries of the joint venture as the sellers: (i) Cabot Industrial Venture A, LLC, (ii) Cabot Industrial Venture B, LLC, (iii) CW Industrial Venture A, LLC, (iv) Cabot Industrial Venture A Texas, LP and (v) Cabot Industrial Venture B Texas, LP. The purchase price was determined through negotiations between the sellers and our advisor. The total cost of the portfolio may increase by additional costs which have not yet been finally determined. We do not expect any additional costs to be material.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with our acquisition of the portfolio set forth in Item 2.01, on June 9, 2006, we issued to affiliates of ING Investment Management LLC $275.0 million of unsecured debt maturing on June 9, 2008. The underlying notes bear interest at LIBOR plus 0.73% and require monthly payments of interest until maturity at which time the outstanding balance is due. Pursuant to the note purchase agreement, we have the option to prepay, at any time more than six months after the date such notes were issued, all or part of the outstanding principal balance of such notes. These notes contain various covenants (including financial covenants with respect to debt service coverage and unsecured and secured consolidated leverage) and if we breach any of these covenants, or fail to pay interest or principal on these notes when due, the holders of such notes could accelerate the due date of the entire amount borrowed.

Item 9.01	Financial Statements and Exhibits.

To be filed by amendment. Pursuant to Item 9.01 of Form 8-K, the registrant hereby undertakes to file financial statements filed in response to this item on an amendment to the Current Report on Form 8-K within 75 days from the date of acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVIDEND CAPITAL TRUST INC.

June 15, 2006	By:	/S/ EVAN H. ZUCKER
Evan H. Zucker Chief Executive Officer

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